EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective March 31, 2017 (the “Effective Date”) by and between Grey Cloak Tech Inc., a Nevada corporation (the “Company”) and William Bossung, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

ARTICLE 1. DUTIES AND SCOPE OF EMPLOYMENT

Section 1.1. Employment. Executive shall be employed by the Company on an “at-will” basis, meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without cause and with or without notice, subject to the terms of this Agreement, beginning on the Effective Date and ending as provided in Article 3 (the “Employment Term”). The date on which Executive’s employment under this Agreement terminates is referred to herein as the “Termination Date”.

Section 1.2 Duties and Services. During the Employment Term, Executive shall serve as the Chief Financial Officer, reporting directly to the CEO. Executive’s duties and services will be consistent with Executive’s title, position and stature with the Company, subject to the direction of the Company’s Board of Directors (the “Board”). Executive will devote his reasonable best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the provision of duties and services under this Agreement and shall perform such duties and services to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board; provided, however, that Executive may (i) serve in any capacity with any civic, educational or charitable organization, (ii) engage in consulting for up to ten (10) hours per month, and (iii) continue to serve on the Board of Directors of Splash Beverage Group. If Company is unable to pay Executive the Base Salary as agreed upon in Section 2.1, then Company waives the ten (10) hour per month consulting restriction in this section entirely, and Executive may engage in consulting until such time as the Company is able to resume payment of the Base Salary requirement as given in Section 2.1.

ARTICLE 2. COMPENSATION AND BENEFITS

Section 2.1 Base Salary. The Company will pay Executive as compensation for his services a base salary at the rate of $140,000 per annum commencing March 31,

2017, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes (the “Base Salary”), subject to deferment to the following month for any portion of the payment the Company is unable to make until Company has sufficient capital at which time any deferred amount will be paid as part of the subsequent monthly payment, subject thereafter to increase or decrease in the sole discretion of the Board in connection with each annual performance review cycle. Nothing in this section shall alter Executive at-will employment status.

Section 2.2 Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other similarly situated executives of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. If the Company does not provide health care insurance, Executive will be reimbursed for monthly health care expenses, up to a maximum of $1,000 per month.

Section 2.3 Paid Time Off. During the Employment Term, Executive will be entitled to paid time off of twenty (20) days per calendar year to be taken in such amounts and at such times as approved in advance by the CEO.

Section 2.4 Expenses. The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

Section 2.5 Employee Stock Options. In addition to the compensation set forth above, effective upon its adoption by the Board, Executive will be issued options to acquire shares of the Company’s common stock, exercisable for a term and at an exercise price determined by the Board.

Section 2.6 Executive Commission Plan. Executive will receive a commission equal to twenty percent (20%) on all sales, up to a maximum gross sales amount of Seven Hundred Thousand Dollars ($700,000) per calendar year, that are a direct result of Executive’s sales efforts, provided that these commissions do not exceed an amount equal to Executive’s then current Base Salary in any calendar year.

Section 2.7 Accelerated Options Vesting. Any employee stock options granted to Executive pursuant to Section 2.5, above, will immediately vest upon the consummation of equity financing by the Company equal to at least Two Million Dollars ($2,000,000) as a direct result of Executive’s efforts. In the event Executive is individually and directly responsible for equity investments into the Company of an aggregate of at least Two Million Dollars ($2,000,000) during the Employment Term, the Option to Purchase pursuant to Section 3 and Section 4 of that certain Shareholders

Agreement, between the Company and certain of its shareholders, shall be extinguished in its entirety but only with respect to the securities held by Executive. Executive will be deemed directly responsible for an equity investment if the investment was made as a result of a direct, personal contact with the investor by Executive, which does not include general solicitation or general marketing efforts.

ARTICLE 3. TERMINATION AND SEVERANCE

Section 3.1 Definitions. For purposes of this Agreement,

3.1.1        “Cause” means Executive’s: (i) conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company, including but not limited to material harm to reputational interests; (iii) violation of a fiduciary duty owed to the Company; (iv) material breach of any fully executed agreement between Executive and the Company, including but not limited to this Agreement; (v) persistent, unsatisfactory performance or neglect of job duties, which is not cured within ten (10) business days after Executive is provided written notice by the Company (provided, that, such written notice and opportunity to cure are not required if Executive’s performance or neglect is not reasonably susceptible to being cured); or (vi) gross misconduct or material failure to comply with a written instruction of the Company.

3.1.2.         “Constructive Termination” means Executive’s resignation from Executive’s employment with the Company within twelve (12) months after any of the following: (i) any reduction of Executive’s base salary which is not part of a broad cross-company cost cutting effort; (ii) any requirement that Executive engage in any illegal or unethical conduct, after Executive has given the Company thirty (30) days’ notice and opportunity to cure; (iii) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Agreement, or any other agreement between Executive and the Company, of which Executive has notified the Board in writing; (iv) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

3.1.3.         Executive shall be deemed to be disabled if a majority of the Board (excluding Executive) determines in good faith that Executive is unable to perform the essential functions of his position with Company, even with reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (hereafter “Disability”).

3.2 Termination for Cause, Voluntary Termination, Death, Disability. If the Company terminates Executive’s employment for Cause or if Executive voluntarily resigns from his employment with the Company (other than pursuant to a Constructive Termination) or if Executive’s employment is terminated in the event of Death or Disability, then Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance other than: (i) the portion of the Base Salary then earned but unpaid; (ii) vested benefits under any applicable employee benefit plan or as otherwise specified herein (including without limitation any accrued but unused paid time off); and (iii) any unreimbursed business expenses incurred by Executive as of the date of such termination.

3.3       Termination Without Cause, Constructive Termination. In the event Executive’s employment with the Company is terminated by the Company without Cause, or as a result of Executive’s Constructive Termination Executive will receive from the Company, within fourteen (14) days after Executive’s Termination Date, a lump sum cash payment equal to three (3) months of Executive’s most recent Base Salary, less applicable withholdings and deductions.

ARTICLE 4. COVENANTS

Section 4.1 Confidential Information.

4.1.1 Company Information. During the Employment Term and following the Termination Date, Executive (i) will hold all Confidential Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Confidential Information; (iii) will not, directly or indirectly, use or assist others to use Confidential Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Confidential Information to any third party, except in the case of each of (i) through (iv) above, as required by Executive’s duties in the course of his employment by the Company or requested or legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) or required by a regulatory body to make any disclosure which is prohibited or otherwise constrained by this Agreement, provided, that Executive shall: (A) provide the Company with prompt notice of any such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and (B) provide reasonable assistance to the Company in obtaining any such protective order. If such protective order or other remedy is not obtained or the Company grants a waiver hereunder, then Executive may finish that portion (and only that portion) of the Confidential Information which, in the written opinion of counsel reasonably acceptable to the Company, Executive is legally compelled or otherwise required to disclose; provided, that Executive shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed. “Confidential Information” shall mean any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive or of which Executive became aware as a consequence of or through his employment with the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is or becomes available to the public, other than because of disclosure by Executive in breach of this Agreement; (y) was or becomes available to Executive from a source other than the Company, but only if such source is not known to Executive to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Executive without breaching an of his obligations under this Agreement.

4.1.2. Prior Obligations. Executive represents that Executive’s performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior or subsequent to the commencement of employment with the Company, and Executive will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. Executive will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. Executive acknowledges and agrees that Executive has listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict Executive’s ability to accept employment with the Company or ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict Executive’s ability to perform duties as an employee of the Company or any obligation Executive may have to the Company.

4.1.3 Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

Section 4.2 Assignment of Inventions. All inventions, innovations or improvements related to the Company’s methods of conducting its business (including new any new product or formulation not currently available within the United States, contributions, improvements, ideas and discoveries, whether patentable or not), conceived or made by Executive during his employment with the Company belong to the Company, and Executive hereby will assign and assigns all of such inventions, innovations and improvements, contributions, ideas and discoveries to the Company. Executive will cooperate and perform all actions reasonably requested to establish and confirm such ownership in the Company.

Section 4.3 Company Property; Returning Company Property. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Executive agrees that, on the Termination Date or on the Company’s request at any time, Executive will deliver to the Company (and will not destroy or keep in Executive’s possession, recreate or deliver to anyone else) any and all Trade Secrets (defined below) devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items obtained by Executive during Executive’s Employment Term.

Section 4.4. Notification of Future Employer. Executive hereby grants consent to notification by the Company to any future or prospective employer about any rights and obligations under this Agreement.

Section 4.5 Noncompetition. During the Employment Term and for a period of twelve (12) months from and after the Termination Date, Executive will not, directly or indirectly, engage in, or have any interest in any other Person (defined hereafter), as a Chief Financial Officer], or in a similar executive financial role, whether as an employee, officer, director, member, manager, partner, agent, consultant or otherwise, that, directly or indirectly is engaged in the business of enabling and/or using online inventory for shopping malls or retailers (“Restricted Business”) in the United States. Nothing in this Section 4.5 shall be deemed to prevent Executive from acquiring and owning, solely as a passive investment, equity securities (including options to purchase equity securities) that aggregate to less than two percent (2%) in the aggregate of the equity securities of any class of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (or successor provisions). “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, or a governmental body.

Section 4.6 Non-Solicitation of Employees. During the Employment Term and for a period of twelve (12) months from and after the Termination Date, Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for Executive or on behalf of any other Person (other than the Company) (provided that nothing herein shall prevent Executive from making a general solicitation not targeted at the Company’s employees), any employee of the Company or any Person who was such an employee during the Employment Term; or (ii) otherwise encourage any such employee to leave his or her employment with the Company.

Section 4.7 Non-Solicitation of Others. During the Employment Term and for a period of twelve (12) months from and after the Termination Date, Executive will not, directly or indirectly, (i) solicit, call on or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Company shall have dealt, or that the shall have actively sought to deal, at any time during the Employment Term for or on behalf of Executive or any other Person (other than the Company) in connection with a Restricted Business; or (ii) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company.

Section 4.8 Covenants Reasonable; Court Modification. Executive acknowledges and agrees that the Company sells its products and competes throughout the United States and that the covenants provided for in this Agreement are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s legitimate business interests. To the extent that any of the provisions contained in this Agreement may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision, scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Agreement as drafted. Any such deemed amendment shall only apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

Section 4.9 Intentionally left blank.

Section 4.10 Trade Secrets

4.10.1 Definition. The parties acknowledge and agree that during Executive’s employment and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Executive in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

4.10.2 Covenant. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

4.10.3 Trade Secret Misappropriation. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Executive during the course of his employment with the Company, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Employment Term or at any other time thereafter.

ARTICLE 5. GENERAL PROVISIONS.

Section 5.1 Advice of Counsel. Executive hereby acknowledges and represents that Executive has had the opportunity to seek independent legal counsel regarding Executive’s rights and obligations under this Agreement, and has done so or decided not to do so, at Executive’s choosing, and that he fully understands the terms and conditions contained herein. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

Section 5.2 Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the return address below indicated.

To the Company: Grey Cloak Tech Inc.

10300 W. Charleston

Las Vegas, NV 89135

Attn: _______________

with a copy to: Clyde Snow & Sessions

201 South Main Street, Thirteenth Floor

Salt Lake City, UT 84111

Attn: Brian A. Lebrecht

Email: bal@clydesnow.com

To the Executive: At the Executive’s last known address, as listed with the

Company

Or to such address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five (5) days after so mailed.

Section 5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any, jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or such application in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided, that if any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, then such provisions shall be deemed amended in the manner and to the extent provided for in Section 4.8 above.

Section 5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties relating to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any signature delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall be deemed a manually executed and delivered original.

Section 5.6 Successors and Assigns. Executive may not delegate any of his obligations hereunder. Further, this Agreement may not be assigned by either the Company or Executive, except that the Company may assign this Agreement to a Person who purchases or succeeds to all or substantially all of the assets of the Company, by operation of law, asset purchase or otherwise. Subject to the two immediately preceding sentences, this Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns (and, in the case of Executive, heirs and personal representatives).

Section 5.7 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, whether at trial or on appeal, shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

Section 5.8 Choice of Law; Jurisdiction and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall he determined in accordance with the laws of said State. Each party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in Clark County, State of Nevada, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees on behalf of himself, herself or itself and on behalf of such party’s heirs, personal representatives, successors and assigns that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 5.9 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO,

OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 5.10 Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same, or any other term or provision, or as a waiver of any contemporaneous breach of any other term, or provision or as a continuing waiver of the same or any other term or provision.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

“Company”	“Executive”

Grey Cloak Tech Inc.,
a Nevada corporation

/s/ Fred Covely	/s/ William Bossung
By: Fred Covely	William Bossung
Its: CEO